Exhibit 99.1

Resources Connection, Inc. Reports Financial Results for Second Quarter Fiscal 2024

IRVINE, Calif.--(BUSINESS WIRE)--January 3, 2024--Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a global consulting firm, today announced financial results for its fiscal second quarter ended November 25, 2023.

Second Quarter Fiscal 2024 Highlights Compared to the Prior Year Quarter:

  Revenue of $163.1 million compared to $200.4 million
  Same-day constant currency revenue, a non-GAAP measure, declined 19.2%
  Gross margin of 38.9% compared to 41.1%
  Net income of $4.9 million (net income margin of 3.0%), compared to $17.4 million (net income margin of 8.7%)
  Diluted earnings per common share of $0.14 compared to $0.51
  Adjusted EBITDA, a non-GAAP measure, of $16.1 million (Adjusted EBITDA margin of 9.8%) compared to $29.6 million (Adjusted EBITDA margin of 14.8%)
  Cash dividends declared of $0.14 per share
  Available financial liquidity of $269.4 million, up from $258.5 million

Management Commentary

“We are pleased to deliver top line revenue and SG&A results toward the favorable end of our outlook ranges provided in October,” said Kate W. Duchene, Chief Executive Officer. “We worked diligently throughout the quarter to extend engagements and close new business in a persistently uncertain macro environment. In general, clients continued to take longer to approve budgets and green light significant new projects so we are staying very close to be ready when the pent-up demand releases. Given our strong client retention and the depth of conversations we are having with our largest clients, we are cautiously optimistic that the buying environment and our own revenue growth will improve in calendar 2024. In the meantime, we are laser focused on expanding our consulting capabilities in digital transformation and technology services, extending offshore talent strategies by building Centers of Excellence in India and the Philippines to blend project teams, and delivering on our technology transformation project to drive even better operating efficiency, all of which will position the Company for strength as economic conditions gradually recover.”

Second Quarter Fiscal 2024 Results

Revenue of $163.1 million compared to $200.4 million in the second quarter of fiscal 2023. On a constant currency basis, revenue decreased by 19.2% reflecting the impact of a persistently challenging macroeconomic environment. Gross pipeline remained relatively resilient, as the time to close opportunities in the pipeline continued to be protracted, typical in a tougher macro environment when clients are more hesitant to spend on professional services. Compared to the prior year quarter, billable hours decreased by 15.1% and the average bill rate declined by 4.7% (or 5.5% on a constant currency basis). The change in average bill rate was due to a shift in revenue mix across the globe to regions with lower average bill rate. The United States (U.S.) and Europe average bill rates increased by 1.3% and 4.7% on a constant currency basis, respectively, compared to the prior year as a result of the Company’s initiative focused on value based pricing.

Gross margin was 38.9% compared to 41.1% in the second quarter of fiscal 2023. The reduction in gross margin was due to a higher pay/bill ratio and a spike in healthcare costs that contributed approximately 130-basis points of adverse impact. While the pay/bill ratio in the U.S. remained relatively consistent with the prior year, the enterprise pay/bill ratio was negatively impacted by an increased proportion of revenue in regions with a higher pay/bill ratio. The Company continues to execute its value-based pricing initiative to expand bill pay spread and improve operating leverage.

SG&A for the second quarter of fiscal 2024 was $53.0 million, or 32.5% of revenue, compared to $56.8 million, or 28.3% of revenue, for the second quarter of fiscal 2023. The improvement in SG&A year over year was primarily due to the reduction in bonuses and commissions by $5.6 million as a result of lower revenue and profitability achievement compared to the incentive targets, and a decrease of $1.7 million in stock compensation expense as a result of forfeitures and remeasurement of achievement associated with performance‑based equity awards, partially offset by one-time costs of $2.3 million of employee termination benefits in connection with the reduction in force during the second quarter of fiscal 2024 and $1.1 million of costs related to the acquisition of CloudGo Pte Ltd (“CloudGo”). The acquisition closed on November 15, 2023 and CloudGo’s results of operations through November 25, 2023 were not material.

Income tax expense was $3.8 million (an effective tax rate of 43.4%), compared to $5.9 million (an effective tax rate of 25.2%) in the prior year quarter. The higher effective tax rate in the second quarter of fiscal 2024 was attributed primarily to a nonrecurring increase in forfeiture of stock options, coupled with the capitalization of acquisition related costs for tax purposes. Additionally, the lower tax effective rate in the second quarter of fiscal 2023 resulted from a number of one-time tax benefits recognized and a larger pretax income base lowering the tax expense ratio.

Net income was $4.9 million (net income margin of 3.0%), compared to $17.4 million (net income margin of 8.7%) in the prior year quarter, due primarily to lower gross profit resulting from the overall macro-environment. The Company delivered an Adjusted EBITDA margin of 9.8% in the second quarter of fiscal 2024 compared to 14.8% in the prior year comparable quarter.

RESOURCES CONNECTION, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 25,	November 26,	November 25,	November 26,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$163,127	$200,355	$333,296	$404,417
Direct cost of services	99,651	118,005	202,819	238,600
Gross profit	63,476	82,350	130,477	165,817
Selling, general and administrative expenses	52,993	56,777	112,925	112,964
Amortization expense	1,321	1,216	2,635	2,468
Depreciation expense	810	880	1,687	1,767
Income from operations	8,352	23,477	13,230	48,618
Interest (income) expense, net	(293)	199	(605)	515
Other (income)	(3)	(31)	(5)	(338)
Income before income tax expense	8,648	23,309	13,840	48,441
Income tax expense	3,753	5,877	5,828	12,869
Net income	$4,895	$17,432	$8,012	$35,572

Net income per common share:
Basic	$0.15	$0.52	$0.24	$1.07
Diluted	$0.14	$0.51	$0.24	$1.04

Weighted-average number of common and common equivalent shares outstanding:
Basic	33,409	33,510	33,410	33,394
Diluted	33,901	34,301	33,945	34,292

Cash dividends declared per common share	$0.14	$0.14	$0.28	$0.28

Revenue by Geography
North America	$141,040	$176,655	$287,624	$356,205
Europe	10,251	10,401	21,197	21,576
Asia Pacific	11,836	13,299	24,475	26,636
Total consolidated revenue	$163,127	$200,355	$333,296	$404,417

Cash dividend
Total cash dividends paid	$4,720	$4,733	$9,401	$9,368

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, January 3, 2024. A live webcast of the call will be available on the Events section of the Company’s Investor Relations website. To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time by visiting the https://ir.rgp.com/events section of the Company’s Investor Relations website.

About RGP

Named among Forbes’ World’s Best Management Consulting Firms for 2023, RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, expert and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success.

We attract top-caliber professionals with in-demand skill sets who seek a workplace environment characterized by choice and control, collaboration and human connection. The trends in today’s marketplace favor flexibility and agility as businesses confront transformation pressures and skilled labor shortages even in the face of macroeconomic contraction. Our client engagement and talent delivery model offers speed and agility, strongly positioning us to help our clients transform their businesses and workplaces, especially at a time where cost reduction initiatives drive an enhanced reliance on a flexible workforce to execute transformational projects.

With approximately 4,000 professionals collectively engaged with over 1,900 clients around the world from 40 physical practice offices and multiple virtual offices, we are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served 88% of the Fortune 100.

RGP is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our growth and operational plans, our ability to capture demand when the buying environment improves and expectations regarding our continued growth and ability to deliver increased stockholder value. These statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, potential adverse effects to our and our clients’ liquidity and financial performances from bank failures or other events affecting financial institutions, risks arising from epidemic diseases or pandemics, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our recent digital expansion and technology transformation efforts may not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities including due to social, political, regulatory, legal and economic risks in the countries and regions in which we operate, possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 27, 2023 and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date of this press release. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, unless required by law to do so.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures to assess our financial and operating performance that are not defined by, or calculated in accordance with, GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the Consolidated Statements of Operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

  Same-day constant currency revenue is adjusted for the following items:
    Currency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates same-day constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.
    Business days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.
  EBITDA is calculated as net income before amortization expense, depreciation expense, interest and income taxes.
  Adjusted EBITDA is calculated as EBITDA plus or minus stock-based compensation expense, technology transformation costs, one-time acquisition costs and restructuring costs. Adjusted EBITDA at the segment level excludes certain shared corporate administrative costs that are not practical to allocate.
  Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Adjusted income tax expense is calculated based on the Company’s cash tax rates (as defined above).
  Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus or minus the per share impact of stock-based compensation expense, technology transformation costs, one-time acquisition costs, restructuring costs and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP financial measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except number of business days)

	Three Months Ended		Six Months Ended
Revenue by Geography	November 25,	November 26,	November 25,	November 26,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
North America
As reported (GAAP)	$141,040	$176,655	$287,624	$356,205
Currency impact	(561)		(1,257)
Business days impact	-		-
Same-day constant currency revenue	$140,479		$286,367

Europe
As reported (GAAP)	$10,251	$10,401	$21,197	$21,576
Currency impact	(721)		(1,280)
Business days impact	(79)		6
Same-day constant currency revenue	$9,451		$19,923

Asia Pacific
As reported (GAAP)	$11,836	$13,299	$24,475	$26,636
Currency impact	154		650
Business days impact	(5)		(201)
Same-day constant currency revenue	$11,985		$24,924

Total Consolidated
As reported (GAAP)	$163,127	$200,355	$333,296	$404,417
Currency impact	(1,128)		(1,887)
Business days impact	(84)		(195)
Same-day constant currency revenue	$161,915		$331,214

Number of Business Days
North America (1)	62	62	125	125
Europe (2)	65	64	128	128
Asia Pacific (2)	61	61	125	124

(1) This represents the number of business days in the United States.
(2) The business days in international regions represents the weighted average number of business days.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts and percentages)

	Three Months Ended
	November 25,	% of	November 26,	% of
Adjusted EBITDA	2023	Revenue	2022	Revenue
	(Unaudited)		(Unaudited)
Net income	$4,895	3.0%	$17,432	8.7%
Adjustments:
Amortization expense	1,321	0.8	1,216	0.6
Depreciation expense	810	0.5	880	0.4
Interest (income) expense, net	(293)	(0.2)	199	0.1
Income tax expense	3,753	2.3	5,877	3.0
EBITDA	10,486	6.4	25,604	12.8
Stock-based compensation expense	516	0.3	2,237	1.1
Technology transformation costs (1)	1,678	1.0	1,748	0.9
Acquisition costs (2)	1,126	0.7	-	-
Restructuring costs (3)	2,255	1.4	42	-
Adjusted EBITDA	$16,061	9.8%	$29,631	14.8%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.14		$0.51
Stock-based compensation expense	0.02		0.07
Technology transformation costs (1)	0.05		0.05
Acquisition costs (2)	0.03		-
Restructuring costs (3)	0.07		-
Income tax impact of adjustments	(0.03)		(0.04)
Adjusted diluted earnings per common share	$0.28		$0.59

Adjusted Provision for Income Taxes and Cash Tax Rate
Income tax expense	$3,753		$5,877
Effect of non-cash tax items:
Stock option expirations	(271)		(16)
Valuation allowance on international deferred tax assets	(31)		(349)
Net uncertain tax position adjustments	(18)		(13)
Other adjustments	-		218
Adjusted provision for income taxes	$3,433		$5,717

Effective tax rate	43.4%		25.2%
Total effect of non-cash tax items on effective tax rate	(3.7%)		(0.7%)
Cash tax rate	39.7%		24.5%

(1) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2) Acquisition costs represent one-time costs included in net income related to the Company’s acquisition of CloudGo, which include fees paid to the Company’s broker and other professional services firms.
(3) The Company initiated a U.S. restructuring plan in October 2023 and substantially completed the U.S. restructuring plan during the second quarter of fiscal 2024. In fiscal 2021, the Company substantially completed global restructuring plans and the remaining accrued restructuring liability on the books was released in fiscal 2023.

	Six Months Ended
	November 25,	% of	November 26,	% of
Adjusted EBITDA	2023	Revenue	2022	Revenue
	(Unaudited)		(Unaudited)
Net income	$8,012	2.4%	$35,572	8.8%
Adjustments:
Amortization expense	2,635	0.8	2,468	0.6
Depreciation expense	1,687	0.5	1,767	0.4
Interest (income) expense, net	(605)	(0.2)	515	0.1
Income tax expense	5,828	1.8	12,869	3.3
EBITDA	17,557	5.3	53,191	13.2
Stock-based compensation expense	3,068	0.9	4,766	1.1
Technology transformation costs (1)	3,601	1.1	2,739	0.7
Acquisition costs (2)	1,126	0.3	-	-
Restructuring costs (3)	2,255	0.7	(355)	(0.1)
Adjusted EBITDA	$27,607	8.3%	$60,341	14.9%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.24		$1.04
Stock-based compensation expense	0.09		0.14
Technology transformation costs (1)	0.11		0.08
Acquisition costs (2)	0.03		-
Restructuring costs (3)	0.07		(0.01)
Income tax impact of adjustments	(0.06)		(0.06)
Adjusted diluted earnings per common share	$0.48		$1.19

Adjusted Provision for Income Taxes and Cash Tax Rate
Income tax expense	$5,828		$12,869
Effect of non-cash tax items:
Stock option expirations	(293)		(17)
Valuation allowance on international deferred tax assets	(127)		(557)
Net uncertain tax position adjustments	(34)		(24)
Other adjustments	-		272
Adjusted provision for income taxes	$5,374		$12,543

Effective tax rate	42.1%		26.6%
Total effect of non-cash tax items on effective tax rate	(3.3%)		(0.7%)
Cash tax rate	38.8%		25.9%

(1) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2) Acquisition costs represent one-time costs included in net income related to the Company’s acquisition of CloudGo, which include fees paid to the Company’s broker and other professional services firms.

(3) The Company initiated a U.S. restructuring plan in October 2023 and substantially completed the U.S. restructuring plan during the second quarter of fiscal 2024. In fiscal 2021, the Company substantially completed global restructuring plans and the remaining accrued restructuring liability on the books was released in fiscal 2023.

Segment Results

On May 31, 2022, the Company divested taskforce – Management on Demand GmbH, and its wholly owned subsidiary skillforce – Executive Search GmbH, a German professional services firm operating under the taskforce brand (“taskforce”). Since the second quarter of fiscal 2021, the business operated by taskforce, along with its parent company, Resources Global Professionals (Germany) GmbH, an affiliate of the Company, represented an operating segment of the Company and was reported as a part of Other Segments.

Effective May 31, 2022, the Company’s operating segments consist of RGP and Sitrick. Prior-period comparative segment information was not restated as a result of the divestiture of taskforce as the Company did not have a change in internal organization or the financial information that the Chief Operating Decision Maker uses to assess performance and allocate resources.

RGP is the Company’s only operating segment that meets the quantitative threshold of a reportable segment. Sitrick does not individually meet the quantitative threshold to qualify as a reportable segment. Therefore, Sitrick is disclosed in Other Segments. On November 15, 2023, the Company acquired CloudGo, which is reported as part of the RGP operating segment.

The following table discloses the Company’s revenue and Adjusted EBITDA by segment for each of the periods presented (in thousands):

	Three Months Ended		Six Months Ended
	November 25,	November 26,	November 25,	November 26,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Revenue:
RGP	$160,875	$197,584	$328,378	$398,579
Other Segments	2,252	2,771	4,918	5,838
Total revenue	$163,127	$200,355	$333,296	$404,417

Adjusted EBITDA:
RGP	$23,523	$37,664	$44,320	$76,011
Other Segments	(533)	332	(462)	648
Reconciling items (1)	(6,929)	(8,365)	(16,251)	(16,318)
Total Adjusted EBITDA (2)	$16,061	$29,631	$27,607	$60,341

(1) Reconciling items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(2) A reconciliation of the Company’s net income to Adjusted EBITDA on a consolidated basis is presented in the tables on page 7 and 8.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(In thousands, except consultant headcount and average rates)

	November 25,	May 27,
SELECTED BALANCE SHEET INFORMATION:	2023	2023
	(Unaudited)
Cash and cash equivalents	$95,773	$116,784
Trade accounts receivable, net of allowance for doubtful accounts	$129,952	$137,356
Total assets	$524,864	$531,999
Current liabilities	$86,755	$97,084
Long-term debt	$-	$-
Total liabilities	$111,260	$117,479
Total stockholders’ equity	$413,604	$414,520

	Six Months Ended
	November 25,	November 26,
SELECTED CASH FLOW INFORMATION:	2023	2022
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$(1,756)	$23,654
Cash flow -- investing activities	$(8,100)	$1,824
Cash flow -- financing activities	$(11,232)	$(38,445)

	Three Months Ended
	November 25,	November 26,
SELECTED OTHER INFORMATION:	2023	2022
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	3,167	3,255
Average bill rate (1)	$122	$128
Average pay rate (1)	$58	$60
Common shares outstanding, end of period	33,507	33,635

(1) Rates represent the weighted average bill rates and pay rates across the countries in which we operate. Such weighted average rates are impacted by the mix of our business across the geographies as well as fluctuations in currency rates. Constant currency average bill and pay rates using the same exchange rates in the second quarter of fiscal 2023 were $121 and $58, respectively.

Contacts

Analyst Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
Jennifer.Ryu@rgp.com

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com